SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported)   January 26, 1995

WEIRTON STEEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware               1-10244                  06-1075442
State or other         Commission file          IRS employer
jurisdiction of        number               identification no.
incorporation

400 Three Springs Drive
Weirton, WV   26062
(Address of principal executive offices)

Registrant's telephone number, including area code   304-797-2000

Item 5.  OTHER EVENTS

         The Registrant's Board of Directors announced yesterday the election of Richard K. Riederer as President and Chief Operating Officer. The press release covering this appointment is attached as exhibit 1.

Signatures
- ----------
/s/William R. Kiefer
William R. Kiefer
Vice President Law and Secretary
January 27, 1995


Exhibit 1.
FOR IMMEDIATE RELEASE


WEIRTON, WEST VIRGINIA, January 26 , 1995 - The Board of
Directors of Weirton Steel Corporation today elected Richard K.
Riederer, President and Chief Operating Officer of the integrated steel producer.


     Mr. Riederer, 50, who has been chief financial officer for Weirton since 1989 and executive vice president and CFO since 1994, assumes the presidency from Herbert Elish. Mr. Elish, chairman, president and chief executive officer since 1987, will continue as chairman and chief executive officer.


     In a letter to the company's directors, Mr. Elish, 61, announced plans to leave Weirton Steel by the end of 1995. He said that "the objectives established for the company several years ago largely have been met." He listed the successful modernization of facilities, notable cost reduction and quality efforts and a stronger balance sheet as a result of a recent successful equity offering.


     "The company is now in a solid competitive position which will continue to improve. The time is right to begin a thoughtful and orderly management transi-tion that will permit me to leave the company at the end of the year," he said.


     Mr. Elish noted that the appointment of Mr. Riederer as COO enables a smooth transition to the eventual selection of a new
CEO by the reconstituted Board of Directors, to be seated after the May 24, 1995 annual shareholders meeting.


     Mr. Elish said Weirton Steel must establish new long range plans and initiatives to carry the company into the future, "and these should be developed by a management team that will be in place over the time it will take to fully implement the plans. With the normal retirement age of 65 at Weirton, I would not be able to lead and complete that effort", he said.


     Commenting on his election as president and chief operating officer, Mr. Riederer said, "I am excited by the opportunity and trust placed in me by the Board of Directors. I am looking forward to working closely with Herb and the people of Weirton Steel to keep us in the forefront of our industry.

     "The spirit of the ESOP at Weirton - all employees, management, and union working to help the company grow and prosper in a tough, competitive environment - is important to me and a goal I want to further", he said.


     "Together I believe we will successfully meet the challenges facing us in the coming years."

     Mr. Riederer was elected a director in 1993.